FORM NSAR Q77O Transactions effected pursuant to Rule 10F3 Fidelity California Municipal Trust II

Fund	Fidelity California Municipal Money Market Fund
Trade Date	11/7/14
Settle Date	11/18/14
Security Name	CA PUB WKS 2% 12/1/2015
CUSIP	13068LSK2
Price	101.862
Transaction Value	$ 2,572,015.50
Class Size	$ 214,800,000
% of Offering	1.176%
Underwriter Purchased From	J.P. Morgan
Underwriting Members: (1)	J.P. Morgan
Underwriting Members: (2)	William Blair & Company
Underwriting Members: (3)	Academy Securities, Inc.
Underwriting Members: (4)	BMO Capital Markets
Underwriting Members: (5)	CastleOak Securities, L.P.
Underwriting Members: (6)	Citigroup Global Markets Inc.
Underwriting Members: (7)	City National Securities, Inc.
Underwriting Members: (8)	Edward D. Jones Co., LP
Underwriting Members: (9)	Estrada Hinojosa & Company, Inc.
Underwriting Members: (10)	Fidelity Capital Markets
Underwriting Members: (11)	FirstSouthwest
Underwriting Members: (12)	Piper Jaffray & Co.
Underwriting Members: (13)	Raymond James & Associates, Inc.
Underwriting Members: (14)	RH Investment Corporation
Underwriting Members: (15)	Robert W. Baird & Co. Incorporated
Underwriting Members: (16)	Wells Fargo Securities